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                                                                    Exhibit 10.3


                       TAKE-TWO INTERACTIVE SOFTWARE, INC.
                                  622 Broadway
                            New York, New York l0012


                                                               June 7, 2004


Dear Rich:

         We are pleased to confirm the terms of our agreement with respect to your employment as Chairman and Chief Executive Officer of Take-Two Interactive Software, Inc. (the "Company") on a full-time basis for a term of three (3) years, reporting directly to the Board of Directors of the Company.

         For your prior services as Chairman and Interim Chief Executive Officer, you were receiving an annual salary of $650,000. You also received options to purchase 48,000 shares of common stock at an exercise price equal to the closing price of the common stock as reported by Nasdaq on April 14, 2004 (vesting as to 4,000 shares per month).

         You were also entitled to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its employees of like seniority and for which you are eligible and a car allowance of $1,000 per month. Additionally, you were eligible to receive cash bonuses at the discretion of the Board of Directors.

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, and shall supersede any other agreements between the parties.

         The parties agree to negotiate a definitive agreement with respect to your employment as Chairman and Chief Executive Officer, which shall contain customary terms and conditions for an agreement of this type, including mutually acceptable compensation (including stock-based compensation and bonus), non-compete, non-solicitation and confidentiality provisions.

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         You represent that the execution of this Agreement and the discharge of your obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between you and any other party or any law, rule or regulation.

                                    Very truly yours,

                                    TAKE-TWO INTERACTIVE SOFTWARE, INC.


                                    By:/s/ Karl H. Winters
                                       ---------------------------
                                    Name:  Karl H. Winters
                                    Title: Chief Financial Officer



AGREED TO ACCEPTED:



/s/Richard Roedel
-----------------
Richard Roedel